Exhibit 99.01
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March 29, 2001


Mr. Tom Keene, CFO
American Careers Centers, Inc.
2490 South 300 West
Salt Lake City, UT 84115


Please be advised that we are unable to provide our opinion on the Company's Consolidated financial statements as of December 31, 2000 because of our inability to obtain independent confirmations from the Company's attorneys and for certain transactions that occurred during the year. We expect to receive such information shortly.


    Very truly yours,

/s/ Weinberg & Company, P.A.
    ------------------------
    Weinberg & Company, P.A.
    Certified Public Accountants